Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-20951) pertaining to the Intel Puerto Rico Retirement Savings Plan of our report dated May 17, 2002, with respect to the financial statements of the Intel Puerto Rico Retirement Savings Plan included in this Annual Report (Form 11- K) for the year ended December 31, 2001.

/s/ERNST & YOUNG LLP

San Jose, California
June 11, 2002